Exhibit (m)(6)(b) Amended Appendix A to the Distribution Plan pursuant to Rule 12b-1 for the Class A shares

APPENDIX A

(to the Class A Shares

Service and Distribution Plan Under Rule 12b-1)

September 7, 2006

Forward Hoover Small Cap Equity Fund

Forward International Small Companies Fund

Sierra Club Stock Fund

Forward Legato Fund

Forward Large Cap Equity Fund